Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-279210, No. 333-266792, No. 333-255092, No. 333-224385, and No. 333-203799) and on Form S-8 (No. 333-287051, No. 333-195268, No. 333-203874, No. 333-217669, and No. 333-255962) of Farmland Partners Inc. of our report dated February 19, 2026 on the consolidated balance sheet of Farmland Partners Inc. as of December 31, 2025, and the related consolidated statements of operations, comprehensive income, equity, and cash flows for the year then ended, and the related notes and schedule, appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP

Los Angeles, California

February 19, 2026